Exhibit 21.1

Wholly-owned Subsidiaries of ForeverGreen Worldwide Corporation

ForeverGreen International, LLC

Utah limited liability company

Productos Naturales Forevergreen Internacional en Mexico S.A. de C.V.

Mexican corporation

FVGR Colombia S.A.S.

Costa Rican corporation

CR-3-101-607360 S.A.

Costa Rica

ForeverGreen Chile SpA.

Chile corporation

Forevergreen (Aust & NZ) Pty, Ltd

Australian corporation

ForeverGreen Singapore

Singapore corporation

ForeverGreen S.A.

Ecuador

Productos Naturales ForeverGreen de Espana SL

Spain

ForeverGreen NZ Limited

New Zealand

ForeverGreen IP, LLC

Utah Limited Liability Company

ForeverGreen (HK) Limited

Hong Kong